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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                                IFX CORPORATION

It is hereby certified that:

     1.  The name of the Corporation is IFX Corporation (the "Corporation").

     2. The amendment to the Restated Certificate of Incorporation effected by this Certificate is as follows:

     Article Fourth is hereby deleted in its entirety and the following is hereby substituted therefor:

     FOURTH:    The authorized capital stock of the Corporation is

1.   Class        Par Value        Number of Shares Authorized
     -----        ---------        ---------------------------

     Common       $0.02                    60,000,000

     Preferred    $1.00                    20,000,000

2. The preferences, qualifications, limitations, restrictions and the special or relative rights of the shares of each class are:

     A.  Preferred Stock. The Preferred Stock may be issued from time to time
         ---------------
     in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock as a class or in series and, by filing a statement pursuant to the General Corporation Law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

        (i) The designation of the series, which may be by distinguishing number, letter or title:
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          (ii)    The number of shares of the series, which number the Board of
          Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease;

          (iii) The dividend rate on the shares of the class or of any series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the class or of that series;

          (iv)    Dates at which dividends, if any, shall be payable;

          (v) Whether or not the shares of the class or of any series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (vi) The terms and amounts of a sinking fund, if any, provided for the purchase or redemption of shares of the class or any series;

          (vii) The rights of the shares of the class or of any series in the event of voluntary or involuntary dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of the class or of that series;

          (viii) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the rate or rates, any adjustments thereof, the date or dates of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

          (ix) Restrictions on the issuance of shares of the same series or of any other class or series;

          (x) The voting rights, if any, of the holders of shares of the series; and

          (xi) Any other powers, preferences, rights, qualifications, limitations, and restrictions of the class or of any series.

     B.   Common Stock.
          ------------

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          (i)     The Common Stock shall be subject to the express terms of the
          Preferred Stock and any series thereof.

          (ii) Except as may be provided in this Restated Certificate of Incorporation or in a Preferred Stock Designation, the holders of shares of the Common Stock shall have the exclusive right to vote on all matters (for which a common stockholder shall be entitled to vote thereon) at all meeting of the stockholders of the Corporation, and shall be entitled to one vote for each share of the Common Stock entitled to vote at such meeting. There shall be no cumulative voting rights with respect to any shares of the Corporation's stock.

    3. The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized representative this 19th day of February, 2002.


                                        IFX CORPORATION.


                                        By: /s/ Michael Shalom
                                           --------------------------
                                           Its:    CEO
                                               ----------------------

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